Exhibit 99.3

November 12, 2011

Yingjie Gao

16th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen 518057,

People’s Republic of China

Re: Highly Confident Letter

Dear Mr. Gao:

You have advised us that you (together with your associates, the “Sponsor”), through one or more entities established or to be established by the Sponsor (the “Purchaser”), intends to pursue a proposal for the acquisition (the “Transaction”) of substantially all of the capital stock of China GrenTech Corporation Limited (the “Company”) that have been issued, are outstanding and are not currently owned by the Purchaser. In addition, you have advised us that the Purchaser intends to raise a portion of the funds required to consummate the Transaction through debt financing (the “Financing”) in an amount of up to US$38.5 million.

Based on the foregoing and subject to the factors and assumptions referred to herein, we are highly confident of our ability to arrange the Financing under current market conditions. The structure, covenants (if applicable) and terms of the Financing will be determined by us in consultation with you based upon market conditions at the time of the closing of the Transaction and on the form, structure and documentation acceptable to us of the Transaction. In addition, based on the information that we have been provided to date and the factors and assumptions referred to herein, we are highly confident that we will be able to provide a commitment for the Financing based upon current market conditions. The terms of any such commitment shall be determined by us in consultation with you pursuant to our commitment and related fee letter documentation acceptable to us and shall be subject to our internal commitment committee approval, credit policies and our Board of Directors’ approval.

27/F., Low Block, Grand Millennium Plaza, 181 Queen’s Road, Central, Hong Kong, Tel: (852) 2509 9118 Fax: (852) 2509 0030

Since our view is based upon current market conditions and the information that we have been supplied to date, our view will change if, in our sole judgment, (i) there occurs or we become aware of any material adverse change or any condition or event that could reasonably be expected to result in a material adverse change in the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise) or prospects of the Purchaser or the Company (in each case, both before and after giving effect to the Transaction) with respect to the business plan or other information concerning the Purchaser or the Company and the Transaction provided to us on or before the date hereof (the “Information”); or (ii) we become aware of or otherwise discovering new information or developments concerning conditions or events previously disclosed to us that is inconsistent in any material respect with the Information.

In addition, our view assumes (i) the execution and delivery of definitive documentation relating to the terms of the Transaction that is in form and substance satisfactory to us and the consummation of the Transaction in accordance with the stated terms and conditions thereof; (ii) receipt of all requisite regulatory, governmental, shareholder and other third party consents required to consummate the Transaction with none of such consents imposing a burdensome condition on the Purchaser, the Company or any of their respective subsidiaries in our sole judgment; (iii) the execution of a customary documentation with respect to the Financing in our standard forms and satisfaction of the conditions therein stated; (iv) our having a reasonable time to arrange the Financing based on its experience in comparable transactions and existing market conditions, with such processes being conducted in a manner satisfactory to us; (v) the availability of all financial and non-financial information required by the Securities Act of 1933 and the rules and regulations thereunder for registration statements filed thereunder, including, without limitation, pro forma financial statements and audited consolidated financial statements, with an unqualified auditors report thereon for the Company for the last fiscal year; (vi) there not existing any threatened or pending action or proceeding by or before any court or governmental, administrative or regulatory authority challenging the Transaction or seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that would restrain, prohibit or impose materially adverse conditions on any of the Transaction or the contemplated ownership or operation of any material portion of the Purchaser’s or the Company’s businesses or assets; (vii) no change or proposed change in United States law that could reasonably be expected to adversely affect the economic consequences, including tax treatment, the Purchaser or the Company contemplate deriving from the Transaction; and (viii) satisfactory completion of our business, legal and accounting due diligence review.

You agree (i) to fully indemnify us and our directors, officers, employees, agents (each an “Indemnified Person”) from and against (and you agree that no Indemnified Person will have any liability to the Company, its affiliates, owners, security holders or creditors for) any claim, loss, liability or action arising from or relating to the Financing, the Transaction or any other matters contemplated under this Letter, and (ii) to reimburse each Indemnified Person for any legal or other expenses incurred by it in connection with any such claim, loss, liability or action, except for any such claim, loss, liability or action that arise out of any action or failure to act by us that constitutes fraud, willful misconduct or gross negligence on our part.

This letter is not intended to be and shall not be construed as a commitment with respect to the Financing or any other financing and creates no obligation or liability on our part to provide any financing. This letter shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region. This letter, the contents hereof and our and/ or our affiliates’ activities pursuant hereto are confidential and, unless required by law or rules or regulations of any applicable stock exchange, shall not be disclosed by or on behalf of you or any of your affiliates to any person (other than your and the Company’s officers, directors, employees and advisors in connection with the Transaction on a need-to-know basis) without our prior written consent.

We are excited about the opportunity to work with you and look forward to expeditiously proceeding with the Financing.

Very truly yours,
For and on behalf of
Guotai Junan Finance (Hong Kong) Limited

Authorized Signatory

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